Exhibit 99.1

News Release

Contact:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Angela Steinway
Executive Vice President, Chief Financial Officer	Investor Relations
(609) 275-0500	(609) 936-2268
jack.henneman@integralife.com	angela.steinway@integralife.com

Thomas Baltimore Steps Down as Director of Integra LifeSciences

Plainsboro, New Jersey, August 27, 2012 — Integra LifeSciences Holdings Corporation (NASDAQ:IART) announced that Thomas J. Baltimore, Jr. has resigned from its Board of Directors to focus on his role as Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) and to reduce his outside board commitments. Mr. Baltimore has served as an independent director since 2007 and also as a member of the Compensation Committee.

Stuart Essig, Integra’s Chairman, stated “We would like to thank Tom for his valuable service to the Board. We recognize his insight and the substantial time and effort he has devoted to Integra, and his contributions will be missed. We wish him success in his future endeavors.”

The Board appointed Christian S. Schade to serve on the Compensation Committee to fill the vacancy created by Mr. Baltimore. As a result of Mr. Baltimore’s resignation, the Board is reducing the size of the board from 10 seats to nine.

About Integra

Integra LifeSciences, a world leader in medical devices, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedics, neurosurgery, spine, reconstructive and general surgery. For more information, please visit www.integralife.com